Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of AgEagle Aerial Systems Inc., of our report dated February 22, 2021, relating to the financial statements as of December 31, 2019 and 2018 and for each of the two years in the period ended December 31, 2019 of MicaSense, Inc., which appear in the Current Report on Form 8-K/A of AgEagle Aerial Systems Inc. filed with the Securities and Exchange Commission on April 13, 2021.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

January 28, 2022